STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

SEWELL VENTURES, INC.

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware does hereby state as follows:

FIRST, the name of this corporation is Sewell Ventures, Inc. (the “Corporation”).

SECOND, its registered office in the State of Delaware is to be located at 615 South Dupont Highway, Dover, County of Kent, DE 19901.

The name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Inc.

THIRD, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH, the amount of capital stock the corporation is authorized to issue is 100,000,000 shares of common stock with $0.0001 par value per share (the “Common Stock”) and 25,000,000 shares of preferred stock with $0.0001 par value per share (the “Preferred Stock”).

FIFTH, all of the shares of the Preferred Stock shall have such voting, powers, designations, preferences, limitations, restrictions and relative rights as shall be determined by the Board of Directors in a resolution or resolutions.

SIXTH, the initial Board of Directors of the Corporation shall consist of:

Iqbal Boga, Chairman of the Board

Jabeen Boga

Sayed Janghie Hussaini

SIXTH, the name and mailing address of the incorporator are as follows:

Kristin J. Angelino, Esq.

c/o Gersten Savage, LLP

600 Lexington Avenue

New York, NY 10022

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th day of April, 2007.

SEWELL VENTURES, INC.
BY:	/s/ Kristin J. Angelino
Kristin J. Angelino
Incorporator